Filed Pursuant to Rule 424(b)(5)

Registration No. 333-276997

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2024)

Up to $100,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM (the “Sales Agreement”), with Jefferies LLC (“Jefferies”), dated August 14, 2026, relating to shares of our common stock offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through Jefferies, acting as our sales agent. This Sales Agreement replaces our prior sales agreement, dated February 9, 2024, with Jefferies (the “Prior Sales Agreement”). No sales will be made pursuant to the Prior Sales Agreement subsequent to the date of this prospectus.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VUZI.” On August 12, 2026, the last reported sale price of our common stock on Nasdaq was $2.62 per share.

Sales of our common stock, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies is not required to sell any specific amount of our common stock, but will act as our sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

Jefferies will receive from us a commission equal to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of our common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page S-9 for additional information regarding the compensation to be paid to Jefferies. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We are a “smaller reporting company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and for future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

An investment in our securities involves a high degree of risk. Please read “Risk Factors” on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is August 14, 2026

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this registration statement, we may offer up to $300,000,000 of our securities. Under this prospectus supplement, we may offer shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering. The $100,000,000 of shares of our common stock that may be sold under this prospectus supplement are included in the $300,000,000 of our securities that may be sold under the registration statement.

Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying base prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or any document incorporated by reference into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectuses we may provide to you in connection with this offering. We have not, and Jefferies has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Jefferies is not, making an offer to sell or seeking an offer to buy our common stock under this prospectus supplement in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, or any free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus prepared by or on behalf of us that we may authorize for use in connection with this offering, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

In this prospectus supplement, unless the context otherwise requires, references to “Vuzix,” “we,” “our” and “us” refer, collectively, to Vuzix Corporation, a Delaware corporation, and its wholly-owned subsidiaries.

This prospectus supplement contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should carefully read this entire prospectus, including the information incorporated herein, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement.

Business Overview

Incorporated in Delaware in 1997, we design, manufacture, and market AI-enabled smart glasses, waveguides, and augmented reality (“AR”) display technologies. Our products and solutions support enterprise, medical, defense and security, and select consumer applications, with a focus on hands-free computing and near-eye visualization.

Our product offerings include near-eye displays, heads-up displays (“HUDs”), and wearable computing devices that provide a portable viewing experience. These smart display systems—worn like eyeglasses or attached to a head-mounted frame—may incorporate cameras, sensors, and onboard processing to enable users to view, capture, and interact with digital content, including internet-based applications, cloud-based AI assistants, and real-time AR overlays. We also offer proprietary waveguide optics and display engines designed for integration into both Vuzix-branded smart glasses and third-party original design manufacturer (“ODM”) and original equipment manufacturer (“OEM”) devices.

Historically, many virtual reality (“VR”) and AR wearable displays have been larger, goggle-style headsets. Vuzix has developed thin, see-through waveguides that integrate miniature display engines into eyewear-style form factors, reducing system size and weight relative to headset designs. Certain Vuzix smart glasses are designed for extended wear and operate without external cabling or tethering to a separate computing device or battery pack.

Our waveguide optics and display engines are designed to support key attributes valued in see-through wearable displays, including high contrast and brightness for a range of lighting conditions; power efficiency intended to support longer operating time; compact, lightweight designs intended to improve comfort and usability; compatibility with prescription lens integration; and reduced forward light leakage (“eye glow”), which can be an important consideration in wearable display products.

In addition to selling Vuzix-branded smart glasses, we provide custom optical display solutions and engineering services for ODMs and OEMs. These customers may use our waveguide technology and display engines to develop integrated, AR-enabled wearable displays for commercial, industrial, defense, and consumer applications. We also maintain in-house waveguide manufacturing capabilities that can support partners seeking a production path for waveguide-based optics.

Through this ODM/OEM strategy, we offer waveguide manufacturing processes intended to support scalable production and cost-competitive configurable display engine and waveguide solutions aligned to partner requirements; and reference designs that may be adapted and branded by ODM and OEM customers.

We have built an intellectual property portfolio over more than 28 years in wearable display technology, including patents and know-how related to waveguide optics and nano-imprinting, microdisplay engine designs, AR computing interfaces, and ergonomic wearable form factors. We believe our technology and manufacturing capabilities provide competitive differentiation in high-performance wearable display solutions.

We believe compact display engines and waveguide optics are important enablers of next-generation AI- and AR-enabled smart glasses, supporting eyewear-style designs while enabling interactive and connected capabilities. Our primary growth opportunities include enterprise hands-free workflows and remote collaboration; medical use cases such as assisted visualization and telemedicine; defense and security applications including training and situational awareness; and select consumer applications.

To support these markets, we continue to develop and expand our software ecosystem and partner network, including value-added resellers, system integrators, and application developers. We also leverage Moviynt, our internal software solutions development team, to support solution development and customer deployments.

We reported net losses of $14,700,019 for the six months ended June 30, 2026; $32,273,128 for the year ended December 31, 2025; and $73,538,157 for the year ended December 31, 2024. As of June 30, 2026, the Company had an accumulated deficit of $414,633,429.

Corporate Information

Our principal executive offices are located at 25 Hendrix Road, West Henrietta, New York 14586, and our telephone number is +1-585-359-5900. Our website address is www.vuzix.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which it forms a part. The information on our website is not part of this prospectus supplement.

For additional information about us, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement, as listed under the heading “Incorporation of Certain Information by Reference.”

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $100,000,000.

Common stock to be outstanding after this offering	Up to 122,582,169 shares of common stock (as more fully described in the notes following this table), assuming sales of up to 38,167,939 shares of our common stock in this offering at an offering price of $2.62 per share, which was the last reported sale price of our common stock on Nasdaq on August 12, 2026. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Jefferies, on the Nasdaq Capital Market or such other national securities exchange on which our common stock is then listed. See the section entitled “Plan of Distribution” on page S-9 of this prospectus supplement.

Use of Proceeds	Our management will retain broad discretion regarding the allocation and use of any net proceeds. We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, working capital to accelerate new technology development, new product development, purchases of technology and possible related acquisitions of other firms. See the section titled “Use of Proceeds” on page S-7 of this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Capital Market symbol	“VUZI”

The number of shares of our common stock to be outstanding after this offering is based on 84,414,230 shares of our common stock outstanding as of June 30, 2026, 2026, and excludes as of that date:

●	3,635,310 shares of our common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $4.05 per share;

●	3,018,428 restricted stock units and performance stock units unvested and contingently issuable as of that date;

●	4,199,590 shares of our common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock; and

●	3,807,823 shares of our common stock available for future issuance under our equity incentive plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, and our other filings with the SEC and incorporated by reference in this prospectus supplement, together with all of the other information contained in this prospectus supplement. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. Our business, financial condition and results of operations could be materially and adversely affected as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, working capital to accelerate new technology development, new product development, purchases of technology, and possible related acquisitions of other firms. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding as of June 30, 2026. Assuming that an aggregate of 38,167,939 shares of our common stock are sold at a price of $2.62 per share, the last reported sale price of our common stock on Nasdaq on August 12, 2026, for aggregate gross proceeds of approximately $100,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of approximately $1.61 per share, representing the difference between our adjusted net tangible book value per share as of June 30, 2026 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options could result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver instruction to Jefferies to sell shares of our common stock at any time throughout the term of the Sales Agreement. The number of shares that are sold through Jefferies after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with Jefferies in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The sale of a substantial amount of our common stock, including resale of the shares of common stock by certain selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

We have registered for resale by certain selling stockholders up to 4,199,590 shares of our common stock that may be issuable upon conversion of our Series B Convertible Preferred Stock, pursuant to a registration statement on Form S-3 filed with the SEC. Sales of substantial amounts of our common stock by these or other selling stockholders in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholders may sell such shares in the public market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents and information incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning:

•	trends in our operating expenses, including personnel costs, research and development expense, sales and marketing expense, and general and administrative expense;

•	the effect of competitors and competition in our markets;

•	our wearable Smart Glasses and display products and their market acceptance and future potential;

•	our ability to develop, timely introduce, and effectively manage the introduction of new products and services or improve our existing products and services;

•	expected technological advances by us or by third parties and our ability to leverage them;

•	our ability to attract and retain customers;

•	our ability to accurately forecast consumer demand and adequately manage inventory;

•	our ability to deliver an adequate supply of product to meet demand;

•	our ability to maintain and promote our brand and expand brand awareness;

•	our ability to detect, prevent, or fix defects in our products;

•	our reliance on third-party suppliers and manufacturers, as well as logistics providers and our limited control over such parties;

•	trends in revenue, costs of revenue, and gross margin and our possible or assumed future results of operations;

•	our ability to attract and retain highly skilled employees;

•	the impact of foreign currency exchange rates;

•	the impact of further pandemics like COVID-19 on our business and our response to it;

•	the effect of future regulations;

•	the sufficiency of our existing cash and cash equivalent balances and cash flow from operations to meet our working capital and capital expenditure needs for at least the next twelve (12) months;

•	our anticipated use of net proceeds from any offering of our securities pursuant to this prospectus supplement;

•	general market, political, economic, business and public health conditions; and

•	other risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including those under the sections entitled “Risk Factors.”

All statements in this prospectus supplement and the documents and information incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $100,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, new technology development, new product development, purchases of technology, and possible related acquisitions of other firms. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of the shares of our common stock. Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of June 30, 2026.

Our historical net tangible book value as of June 30, 2026, was $27,072,629, or approximately $0.32, per share of our common stock. After giving effect to the sale of our common stock in the aggregate amount of $100,000,000 in this offering, at an assumed offering price of $2.62 per share, the last reported sale price of our common stock on Nasdaq on August 12, 2026, and after deducting estimated offering expenses and commissions payable by us (net proceeds of $96,876,000), our as adjusted net tangible book value as of June 30, 2026, would have been approximately $123,948,629, or approximately $1.01 per share of our common stock. This represents an immediate increase in the net tangible book value of approximately $0.69 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $1.61 per share of our common stock to new investors. The following table illustrates per share dilution:

Assumed public offering price per share		$2.62
Historical net tangible book value per share as of June 30, 2026	$0.32
Increase in net tangible book value per share attributable to this offering	0.69
Adjusted net tangible book value per share as of June 30, 2026, after giving effect to this offering		1.01
Dilution per share to new investors purchasing shares in this offering		$1.61

The table above assumes for illustrative purposes that an aggregate of 38,167,939 shares of our common stock are sold at a price of $2.62 per share, the last reported sale price of our common stock on Nasdaq on August 12, 2026, for aggregate gross proceeds of $100,000,000. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.25 per share in the price at which the shares are sold from the assumed offering price to $2.87 per share, assuming all of our common stock in the aggregate amount of $100,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.04 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $1.83 per share, after deducting estimated offering expenses and commissions payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price to $2.37 per share shown in the table above, assuming all of our common stock in the aggregate amount of $100,000,000 is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.98 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.39 per share, after deducting estimated offering expenses and commissions payable by us. This information is supplied for illustrative purposes only.

Unless we indicate otherwise, all information in this prospectus supplement is based on 84,414,230 shares of our common stock outstanding as of June 30, 2026, and excludes as of that date:

●	3,635,310 shares of our common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $4.05 per share;

●	3,018,428 restricted stock units and performance stock units unvested and contingently issuable as of June 30, 2026; and

●	4,199,590 shares of our common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock.

●	3,807,823 shares of our common stock available for future issuance under our equity incentive plans.

To the extent that outstanding options are exercised, restricted stock units and performance stock units vest, or we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement dated August 14, 2026, with Jefferies, under which we may offer and sell up to $100,000,000 of our shares of common stock from time to time through Jefferies acting as agent. This Sales Agreement replaces the Prior Sales Agreement, and no sales will be made pursuant to the Prior Sales Agreement subsequent to the date of this prospectus supplement. Sales of our shares of common stock, if any, under this prospectus supplement will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell shares of our common stock under the Sales Agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the Sales Agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel payable upon execution of the Sales Agreement, in an amount not to exceed $75,000 and up to $15,000 after we file each annual report on Form 10-K and quarterly report on Form 10-Q or file certain other financial information (in each case, unless sales under the Sales Agreement are suspended or unless we and Jefferies otherwise agree). We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the Sales Agreement, will be approximately $124,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on The Nasdaq Capital Market on the day following each day on which shares of our common stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the Sales Agreement will terminate in accordance with the terms set forth therein.

The offering of our shares of common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of our common stock subject to the Sales Agreement; and (ii) the termination of the Sales Agreement as permitted therein. We and Jefferies may each terminate the Sales Agreement at any time upon ten trading days’ prior notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement will be filed as an exhibit to a Current Report on Form 8-K filed by us with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus electronically.

Offer Restrictions-Canada

This prospectus supplement is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the common stock under Canadian securities laws. The securities being registered hereunder have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus supplement or in any way passed upon the merits of the securities being registered hereunder and any representation to the contrary is an offence.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. Jefferies LLC is being represented in connection with this offering by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vuzix Corporation as of and for the years ended December 31, 2025 and December 31, 2024 appearing in Vuzix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Withum Smith+Brown, PC, independent registered public accountants, for the year ended December 31, 2025 and by the predecessor auditor, Freed Maxick P.C., for the year ended December 31, 2024, as set forth in its report thereon, included therein, and incorporated herein by reference. On August 1, 2025 Freed Maxick P.C., joined Withum Smith+Brown, PC. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

We make available free of charge, on or through our website www.vuzix.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8–K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. The references to www.vuzix.com in this prospectus supplement and the documents incorporated by reference herein are inactive textual references only, and the information found on our internet website is not incorporated by reference into, and should not be considered part of, this prospectus supplement or the documents incorporated by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 12, 2026 (including those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2026 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 filed with the SEC on May 14, 2026 and August 13, 2026, respectively;

•	our Current Reports on Form 8-K filed with the SEC April 24, 2026, April 30, 2026, and June 17, 2026; and

•	the description of our common stock contained in our Registration Statement on Form 8-A12B filed with the SEC on January 26, 2015 (File No. 001-35955), including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference into this prospectus supplement all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by contacting Investor Relations, Vuzix Corporation, 25 Hendrix Road, West Henrietta, New York 14586. Our telephone number is +1-585-359-5900.

You may also access the documents incorporated by reference in this prospectus supplement through our website at www.vuzix.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

Up to $100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies

August 14, 2026